December 16, 2009

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Mail Stop 6010
Washington, DC  20549

Ladies and Gentlemen:

We have reviewed the disclosures concerning Rosen Seymour Shapss Martin & Company LLP made by Jesup & Lamont, Inc. in Item 4.01 of its Form 8-K, which we understand will be filed with the Securities and Exchange Commission on the date hereof, and are in agreement with such disclosures.

Very truly yours,

/s/ Rosen Seymour Shapss Martin & Company LLP
Rosen Seymour Shapss Martin & Company llp